EXHIBIT 99.1

NEWS RELEASE FOR IMMEDL4TE RELEASE	Contact: Transcontinental Realty Investors, Inc. Investors Relations Gene Bertcher (800) 400-6407 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. Reports Fourth Quarter and Full Year 2014 Results

DALLAS (March 30, 2015) — Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2014. For the three months ended December 31, 2014, the Company reported net income applicable to common shares of $36.8 million or $4.21 per share, as compared to net income applicable to common shares of $55.3 million or $6.57 per share for the same period ended 2013.

For the twelve months ended December 31, 2014, we reported net income applicable to common shares of $40.6 million or $4.74 per diluted earnings per share, as compared to net income applicable to common shares of $57.4 million or $6.83 per diluted earnings per share for the same period ended 2013.

The current year net income applicable to common shares of $40.6 million includes $17.4 million of depreciation expense and gains on the sale of real estate holdings of $62.4 million.

Management's efforts to enhance the value of our overall portfolio has resulted in the continuing improvement in the Company's results of operations. We continue to see growth in the multifamily market with increasing rents, stable operating expenses, and an occupancy rate over 94%. We are diligent in our mission to provide high-quality living opportunities to our tenants.

In our commercial portfolio, we are seeing the benefit of our efforts with new leases executed and increasing rents as first year concessions expire. We believe that we will continue to see growth in our commercial portfolio as the economic conditions improve and we capitalize on the influx of attractive prospects in the pipeline.

Our ability to take advantage of lower-interest rate mortgages available has reduced our monthly obligations and increased cash flow within our multifamily portfolio.

The positive results of operations has allowed the Company to invest in mortgage receivables in various multifamily projects not under the Company's ownership. We will continue to invest in the multifamily market, as conditions are optimal for achieving a high return on our investment.

In the current period, rental and other property revenues increased within the apartment portfolio by $2.4 million mainly due to increased rental rates and high occupancy. The commercial portfolio decreased by $3.8 million primarily due to a lease termination fee that was received in the prior year.

Property operating expenses were $39.5 million for the twelve months ended December 31, 2014, representing an increase of $2.8 million as compared to the same period in the previous year. Operating expenses have remained consistent with prior periods due to labor efficiencies and improvements in preventative maintenance across the portfolio, with only an increase in real estate taxes as a result of the increase in the value of our portfolio and some non-recurring repair projects completed in the current year.

Litigation settlement expense was a credit of $3.6 million for the twelve months ended December 31, 2014, representing a decrease of $23.9 million as compared to the same period in the previous year. The majority ofthe credit to the current year litigation expense was due to a settlement with the lender relating to one of the commercial properties in which the balance in the amount of $3.5 million was forgiven. Matters were settled in the prior year in order to avoid future litigation and legal expenses.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including apartments, office buildings, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company's website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2014	2013	2012
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues (including $701, $670 and $587 for the year ended 2014, 2013 and 2012, respectively, from related parties)	$75,858	$77,351	$78,378

Expenses:
Property operating expenses (including $606, $661 and $851 for the year ended 2014, 2013 and 2012, respectively, from related parties)	39,484	36,669	37,845
Depreciation and amortization	17,398	15,842	14,813
General and administrative (including $2,802, $2,765 and $2,427 for the year ended 2014, 2013 and 2012, respectively, from related parties)	7,163	6,308	5,074
Provision on impairment of notes receivable and real estate assets	-	11,320	2,330
Net income fee to related party	3,669	4,089	180
Advisory fee to related party	7,373	8,494	8,915
Total operating expenses	75,087	82,722	69,157
Net operating income (loss)	771	(5,371)	9,221

Other income (expense):
Interest income (including $11,469, $13,823 and $11,677 for the year ended 2014, 2013 and 2012, respectively, from related parties)	12,194	13,790	11,725
Other income (including $0, $0 and $6,000 for the year ended 2014, 2013 and 2012, respectively, from related parties)	403	7,847	6,310
Mortgage and loan interest (including $31, $1,761 and $3,153 for the year ended 2014, 2013 and 2012, respectively, from related parties)	(28,368)	(29,694)	(34,372)
Deferred borrowing costs amortization	(2,509)	(2,582)	(634)
Loan charges and prepayment penalties	(2,804)	(5,219)	(3,574)
Gain (loss) on the sale of investments	(92)	(283)	125
Losses from unconsolidated joint ventures and investees	(28)	(172)	(66)
Litigation settlement	3,591	(20,313)	(175)
Total other expenses	(17,613)	(36,626)	(20,661)
Loss before gain (loss) on land sales, non-controlling interest, and taxes	(16,842)	(41,997)	(11,440)
Gain (loss) on land sales	561	(1,073)	6,935
Net loss from continuing operations before taxes	(16,281)	(43,070)	(4,505)
Income tax benefit (expense)	20,390	40,949	(1,260)
Net income (loss) from continuing operations	4,109	(2,121)	(5,765)
Discontinued operations:
Net loss from discontinued operations	(3,621)	(2,589)	(8,816)
Gain on sale of real estate from discontinued operations	61,879	97,405	5,217
Income tax benefit (expense) from discontinued operations	(20,390)	(33,186)	1,260
Net income (loss) from discontinued operations	37,868	61,630	(2,339)
Net income (loss)	41,977	59,509	(8,104)
Net loss attributable to non-controlling interest	(399)	(979)	(220)
Net income (loss) attributable to Transcontinental Realty Investors, Inc.	41,578	58,530	(8,324)
Preferred dividend requirement	(1,005)	(1,110)	(1,112)
Net income (loss) applicable to common shares	$40,573	$57,420	$(9,436)

Earnings per share - basic
Net income (loss) from continuing operations	$0.32	$(0.50)	$(0.84)
Net income (loss) from discontinued operations	4.42	7.33	(0.28)
Net income (loss) applicable to common shares	$4.74	$6.83	$(1.12)

Earnings per share - diluted
Net income (loss) from continuing operations	$0.32	$(0.50)	$(0.84)
Net income (loss) from discontinued operations	4.42	7.33	(0.28)
Net income (loss) applicable to common shares	$4.74	$6.83	$(1.12)

Weighted average common shares used in computing earnings per share	8,559,370	8,413,469	8,413,469
Weighted average common shares used in computing diluted earnings per share	8,559,370	8,413,469	8,413,469

Amounts attributable to Transcontinental Realty Investors, Inc.
Net income (loss) from continuing operations	$3,710	$(3,100)	$(5,985)
Net income (loss) from discontinued operations	37,868	61,630	(2,339)
Net income (loss)	$41,578	$58,530	$(8,324)

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$781,794	$777,974
Real estate held for sale at cost, net of depreciation ($0 in 2014 and $2,390 in 2013)	-	16,427
Real estate subject to sales contracts at cost, net of depreciation ($2,300 in 2014 and $1,949 in 2013)	20,395	29,353
Less accumulated depreciation	(113,068)	(127,952)
Total real estate	689,121	695,802
Notes and interest receivable
Performing (including $77,853 in 2014 and $66,431 in 2013 from related parties)	84,863	69,626
Non-Performing	584	543
Less allowance for estimated losses (including $1,825 in 2014 and $2,097 in 2013 from related parties)	(1,990)	(2,262)
Total notes and interest receivable	83,457	67,907
Cash and cash equivalents	12,201	16,086
Restricted cash	48,238	31,799
Investments in unconsolidated subsidiaries and investees	1,543	1,697
Receivable from related party	58,404	52,380
Other assets	37,441	32,000
Total assets	$930,405	$897,671

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$588,749	$562,734
Notes related to assets held for sale	1,552	17,100
Notes related to subject to sales contracts	18,616	23,011
Deferred revenue (from sales to related parties)	51,356	53,096
Accounts payable and other liabilities (including $4,909 in 2014 and $4,697 in 2013 from related parties)	36,684	50,160
	696,957	706,101

Shareholders’ equity:
Preferred stock, Series C: $0.01 par value, authorized 10,000,000 shares, issued and outstanding zero shares in 2014 and 30,000 shares in 2013 (liquidation preference $100 per share). Series D: $0.01 par value, authorized, issued and outstanding 100,000 shares in 2014 and 2013 (liquidation preference $100 per share)	1	1
Common Stock, $0.01 par value, authorized 10,000,000 shares, issued 8,717,967 and 8,413,669 shares in 2014 and 2013, respectively and outstanding 8,717,767 and 8,413,469 shares in 2014 and 2013, respectively	87	84
Treasury stock at cost, 200 shares in 2014 and 2013	(2)	(2)
Paid-in capital	271,649	271,720
Retained earnings	(56,451)	(98,029)
Total Transcontinental Realty Investors, Inc. shareholders' equity	215,284	173,774
Non-controlling interest	18,164	17,796
Total shareholders' equity	233,448	191,570
Total liabilities and shareholders' equity	$930,405	$897,671